Exhibit 10.14

VESSEL PURCHASE AGREEMENT

by and between

C.S. LIFTBOATS, INC.

and

HERCULES OFFSHORE, LLC

In respect of the

MIV JOSHUA

(U.S. COAST GUARD OFFICIAL NUMBER

1164414)

i

Section 5.9.	Severability; Counterparts	9

Section 5.10.	Governing Law	10

Section 5.11.	Venue	10

Section 5.12.	Successors and Assigns	10

Section 5.13.	Entire Agreement and Cancellation of Prior Agreements	10

EXHIBITS

EXHIBIT A:	Definitions
EXHIBIT B:	Specifications of the Vessel
EXHIBIT C:	Certificate of Acceptance of Delivery

ii

THIS VESSEL PURCHASE AGREEMENT (this “Agreement”), dated as of August 4, 2005, is entered into by and between C.S. Liftboats, Inc., a Louisiana corporation (the “Seller”), whose principle place of business is 13933 Pumping Plant Road, Abbeville, Louisiana 70510, and Hercules Offshore, LLC., a Delaware limited liability company, (the “Buyer”), whose principle place of business is 2929 Briarpark Drive, Suite 435, Houston, Texas, 77042 (each of the Buyer and the Seller, being referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, the Seller is the owner of the liftboat M/V Joshua, United States Coast Guard Official Number 1164414 (the “M/V Joshua”);

WHEREAS, the Seller desires to sell to the Buyer the M/V Joshua together with its engines, tackle, general outfit, navigational, electronic, radar, communication and other associated equipment, appliances, spare parts and other items appurtenant or related to the Vessel, whether on board or ashore, as set out on Exhibit B hereto (the M/V Joshua and all such equipment and spare parts being referred to collectively as the “Vessel”) upon the terms and conditions set forth herein; and

WHEREAS, the Buyer desires to purchase the Vessel on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF THE VESSEL

Section 1.1 Sale and Purchase of the Vessel. Upon the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from the Seller, all right, title and interest in and to the Vessel for the cash sum of Twelve Million Five Hundred Thousand U.S. Dollars (US$12,500,000.00) (the “Purchase Price”). The Seller shall be liable for any and all taxes, fees, levies and other charges that may be payable, assessed or levied by any Government Authority as a result of the sale and purchase of the Vessel (collectively, the “Taxes”).

Section 1.1(a) Payment of the Purchase Price.

(i)	Upon execution of the Main Terms Summary by the Buyer and the Seller on July 28, 2005, Buyer delivered to Seller a non-refundable deposit in the sum of One Million Two Hundred Fifty Thousand U.S. Dollars (US$1,250,000.00) (“the Deposit”). This deposit was paid by wire transfer of same day funds in accordance with the following wire transfer instructions:

Receiving Bank ABA:	062005690
Receiving Bank:	Regions Bank
800 South Lewis Street
New Iberia, LA 70560

Beneficiary: Account Name — C.S. Liftboats, Inc. Account Number — 4701146765

(ii)	Upon closing of the Purchase of the Vessel the Deposit will be credited toward the Purchase Price. The balance of the Purchase Price in the amount of Eleven Million Two Hundred Fifty Thousand US Dollars ($11,250,000.00 US dollars) shall be paid to the Seller concurrently with the Closing by way of wire transfer of same day funds wired to the Seller’s account referred to in paragraph 1.1(a) above when the closing conditions set out in Section 1.2(b) have been met;

Section 1.2 Closing.

(a) The closing (the “Closing”) of the purchase and sale of the Vessel shall take place in accordance with the terms of this Agreement at New Iberia, Louisiana at the Regions Bank, located at 800 South Lewis Street, New Iberia, Louisiana, on a business day to be mutually agreed by the Buyer and the Seller (the “Closing Date”) on or before August 28, 2005. On or before the Closing Date, the Buyer and the Seller shall comply with their respective obligations set out in this Section 1.2.

(b) Closing Conditions and Deliveries of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of the following closing conditions: (i) the Seller has completed its closing deliveries set out in Section 1.2(c); (ii) the representations and warranties of the Seller shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing, and the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects; Upon satisfaction of the above, the Buyer shall deliver to the Seller: (A) the Purchase Price less the Deposit; and (B) a certificate from the Buyer dated the Closing Date and signed by a duly authorized officer thereof certifying that: (1) the representations and warranties of the Buyer were true and correct when made and are true and correct as of the Closing Date; and (2) the Buyer has complied in all material respects with all of its covenants and agreements contained in this Agreement.

(c) Closing Deliveries of the Seller. At the Closing, the Seller shall deliver, or shall cause to be delivered:

(i)

a bill of sale fully executed by the Seller and notarized (the “Bill of Sale”), as required, pursuant to which the Seller shall or shall cause to be transferred, sold, conveyed, assigned and delivered to the Buyer all right, title and interest in and to the Vessel free and clear of all Encumbrances

(as hereinafter defied) and in such form as is required by the United States Coast Guard National Vessel Documentation Center (the “NVDC”);

(ii)	a “Satisfaction of Mortgage” or other release document executed by Regions Bank, P.O. Box 11240, New Iberia, La. U.S.A. (“Regions Bank”), discharging fully the $50,000,000.00 mortgage (the “Mortgage”) granted in favor of Regions Bank on the Vessel in such form as is satisfactory to the Buyer and is required by the NVDC;

(iii)	a release document discharging UCC lien numbers 47-205-0475; and 47-205-0476 on the Vessel in favor of Regions Bank in such form as is satisfactory to the Buyer;

(iv)	any other document, instrument or action required to cancel any and all other Encumbrances on the Vessel or any collateral relating to the Vessel in favor of any person, including, without limitation, Regions Bank;

(v)	a good standing certificate from the Secretary of State for the State of Louisiana dated as of the Closing Date certifying that the Buyer is in good standing and is authorized to do business in Louisiana;

(vi)	a certificate from the Seller and the shareholders of the Seller dated the Closing Date and signed by a duly authorized officer and the shareholders thereof certifying that: (A) the representations and warranties of the Seller were true and correct when made and are true and correct as of the Closing Date; and (B) the Seller has complied in all material respects with all of its covenants and agreements contained in this Agreement;

(vii)	executed copies of such documents, if any, provided prior to the Closing Date by the Buyer to the Seller to facilitate the Buyer’s registration of the Vessel with the United States Coast Guard or such other jurisdiction chosen by the Buyer;

(viii)	the Vessel safely afloat at a dockside at or near the Port of New Iberia, Louisiana, or such other location to be mutually agreed by the Parties;

(ix)	a receipt for the Purchase Price upon issuance of the Closing Certificate;

(x)	a true and complete certified copy of the resolution(s) duly and validly adopted by the shareholders and Board of Directors of the Seller evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(xi)

Any technical or regulatory documentation pertaining to the Vessel which the Seller may have in its possession and which is not already aboard the Vessel, including, without limitation, ABS certificates, loadline certificates, radio licenses, operating manuals and engineering drawings.

The Buyer shall also be entitled to retain a hard copy of the Vessel’s preventative maintenance records, provided that this documentation may be provided to the Buyer onboard the Vessel;

(xii)	A fax copy or original of a Certificate of Ownership from the NVDC dated on the Closing Date showing the Vessel to be free from Encumbrances; and

(xiii)	All documentation necessary to transfer any warranties on any of the equipment comprising the Vessel to the extent that the Seller has the benefit of any such warranties.

(d) Risk of Loss. Risk of loss or damage to the Vessel shall pass to the Buyer at the Closing Time. Prior to the Closing Time, the Seller shall be responsible for and shall bear any and all risk of loss or damage to the Vessel. If during the period between the date hereof and the Closing Time, there is an actual total casualty loss, constructive total casualty loss or compromised total casualty loss (collectively, a “Total Loss”) of the Vessel, the Seller shall provide written notice to the Buyer of such Total Loss. In such event, this Agreement shall terminate entirely upon written notice from Buyer to Seller electing to terminate, which notice must be delivered to Seller by 5:00 PM, Houston, Texas time, on the fifth Business Day after Seller has notified Buyer of such Total Loss.

(e) Delivery. Concurrently with the delivery of the Bill of Sale, (i) the Seller shall deliver to the Buyer, and the Buyer shall accept from the Seller, the Vessel free from Encumbrances, and (ii) each party shall acknowledge such delivery and acceptance by executing and delivering the Certificate of Acceptance and Delivery, attached hereto as Exhibit C (the “Certificate of Acceptance”). Title to the Vessel shall pass to the Buyer as of the time specified in the Certificate of Acceptance (the “Closing Time”). In respect of that property, if any, forming part of the Rig which does not fall within the Bill of Sale, the Seller and the Buyer hereby agree that title shall be deemed to pass to Buyer as of the Closing Time without further documentation or action by either party.

Section 1.3 “As Is, Where Is” Sale Language. The Vessel shall be sold on an “as is, where is” basis and the Buyer shall be required to, and shall, accept delivery of the Vessel from the Seller in such condition; provided, however, that the Vessel shall be in the Condition set forth in Section 2.7. Additionally, the Buyer acknowledges that the Vessel in not currently United States Coast Guard approved or ABS Class certified and the Buyer shall be required to accept delivery of the Vessel from the Seller in such condition. Except as set forth in Subsections 2.4 and 2,7 and herein, no representations or warranties, either expressed or implied, are made with respect to the maintenance, repair, condition, design, operation, seaworthiness, value, marketability, merchantability, usefulness or suitability, for any purpose, of the Vessel, including without limitation, (a) any implied or expressed warranty of merchantability, (b) any implied or expressed warranty of fitness for a particular purpose, and (c) any claim by the Buyer for damages because of or related to any defects, whether known or unknown, with respect to the physical condition of the Vessel.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the Buyer to enter into this Agreement, the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date that:

Section 2.1 Organization, Existence and Corporate Power. The Seller is a corporation duly organized and validly existing under the laws of the State of Louisiana and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other documents, certificates and instruments contemplated hereby and thereby.

Section 2.2 Authorization and Execution. The execution, delivery and performance of this Agreement and the other documents, certificates and instruments contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of the Seller. This Agreement has been, and when executed and delivered, each other document, certificate and instrument required to be executed will have been, duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with the terms hereof and thereof.

Section 2.3 No Conflict. Neither the execution, delivery or performance by the Seller of this Agreement, nor the consummation of the transactions contemplated hereby will violate or contravene the Seller’s articles of incorporation, by-laws or other constituent documents, or any judgment, decree, order or award of any court or other governmental agency or any law, rule or regulation applicable to the Seller or any of its property or assets or conflict with result in a breach of, or constitute a default under, any agreement, instrument or contractual obligation to which the Seller is a party or by which it or its properties and assets (including the Vessel) are bound.

Section 2.4 Title; No Encumbrances. The Seller has good, valid, indefeasible and merchantable title to the Vessel and the Vessel is free and clear of all mortgages, security interests, debts, claims, liens, libels and encumbrances of any kind whatsoever, including, without limitations, any charter or other similar agreement whether recorded or unrecorded (collectively, the “Encumbrances”) except for the Mortgage which shall be discharged by the Seller on the Closing Date in accordance with Section 1.2(c).

The Seller hereby agrees to defend, protect, indemnify and hold harmless the Buyer against any and all costs, expenses, losses, damages, suits, claims or proceedings arising from any Encumbrance, including the Mortgage, that (i) exists prior to the Closing; or (ii) exists prior to the Closing and, notwithstanding the Seller’s covenants, representations and warranties herein, still exists after the Closing, in both instances, irrespective of when such costs, expenses, losses, damages, suits, claims or proceedings are incurred or raised, as applicable.

Section 2.5 Litigation. There is no legal action, suit, arbitration, government investigation or other legal or administrative proceedings, nor any order, decree or judgment pending, in effect, or threatened against or relating to the Vessel or the Seller, which in any manner would impair or impede the transactions contemplated by this Agreement.

Section 2.6 Taxes. The Seller has duly and timely prepared and filed with the appropriate Governmental Authorities all returns, reports, information returns, or other documents filed or required to be filed with such governmental authorities and has paid any taxes or other amounts due in respect thereof that if unpaid could result in a claim by any Governmental Authority against the Vessel or the Buyer.

Section 2.7 Condition of Vessel. The Vessel is in the same condition it was in on July 28, 2005, normal wear and tear excepted.

Section 2.8 Brokers. Other than Bassoe Offshore, the Seller has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement, and the Seller shall be responsible for all fees of Bassoe Offshore.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Seller to enter into this Agreement, the Buyer represents and warrants to the Seller as of the date hereof and as of the Closing Date that:

Section 3.1 Organization, Existence and Corporate Power. The Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and is authority to execute, deliver and perform its obligation under this Agreement.

Section 3.2 Authorization and Execution. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized and approved by all requisite actions of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

Section 3.3 No Conflict. Neither the execution, delivery or performance by the Buyer of this Agreement nor the consummation of the transactions contemplated hereby will violate or contravene the Certificate of Formation or limited liability company agreement of the Buyer or any judgment, decree, order or award of any court or other governmental agency or any law, rule or regulation applicable to the Buyer or any of its property or assets, or conflict with, result in a breach of, or constitute a default under, any agreement, instrument or contractual obligation to which the Buyer is a party or by which it or its property are bound.

Section 3.4 Litigation. There are no legal actions, suits, arbitrations, government investigations on or other legal or administrative proceedings, nor any order, decree or judgment pending, in effect, or threatened against the Buyer, which in any manner would impair or impede the transactions contemplated by the Agreement.

ARTICLE 4

TERMINATION

Section 4.1 Termination. This Agreement may, by written notice given at or prior to the Closing, be terminated: (a) by mutual consent of the Seller and the Buyer; (b) by the Seller or the Buyer if there has been a material breach by the other of any representation, warranty, covenant or agreement contained in this Agreement that shall not have been cured or waived by the other Party by the Closing Date; provided, that such breaching Party shall have up to thirty (30) days beyond the Closing Date to cure any such material breach; or (c) by the Buyer if there is a Total Loss to the Vessel pursuant to Section 1.2(d).

Section 4.2 Effect of Termination; Survival.

(a) Upon the termination of this Agreement pursuant to Section 4.1(a) or (c) hereof, this Agreement shall be void and of no effect and there shall be no liability by reason of this Agreement or the termination thereof on either Party except for any liability arising out of a breach of any representation, warranty, agreement or covenant of this Agreement prior to the date of termination or any representation warranty, agreement or covenant that survives the termination of this Agreement.

(b) The provisions of this Subsection 4.2 shall survive any termination of this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Indemnities.

(a) Indemnification of the Buyer by the Seller.

(i)

The Seller hereby agrees to pay and assume liability for, and does hereby agree to indemnify, defend, protect, save and hold harmless the Buyer and the Vessel from and against all liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of the Seller, or any of its servants, crew or agents), actions, suits and related costs, expenses and disbursements, of whatsoever kind and nature, imposed on, asserted against, or incurred by, the Buyer or the Vessel, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of: (A) any breach of representation or warranty of the Seller under this Agreement or any breach or non-fulfillment of any covenant, agreement or other obligation of the Seller as set forth in this Agreement; (B) Encumbrances or other losses, claims, damages or liabilities of any kind or nature whatsoever related to the Seller’s ownership or operation of the Vessel prior to the Closing Time; or (C) any Taxes imposed on the Seller, the Buyer or the Vessel by any Governmental Authority or other U.S. taxes, U.S. fees, U.S. levies and other governmental charges imposed by any Governmental Authority on the Seller, the Buyer or the Vessel that relate to the Seller’s period of ownership of the Vessel.

(ii)	The Seller shall not be liable to the Buyer for any consequential damages of any kind or nature whatsoever, including but not limited to loss of profits, revenue or cost of transportation, arising from the Seller’s failure to comply with its obligations hereunder.

(b) Indemnification of the Seller by the Buyer.

(i)	The Buyer hereby agrees to pay and assume liability for, and does hereby agree to indemnify, defend, protect, save and hold harmless the Seller from and against any and all liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of the Buyer or any of its servants, crew or agents), actions, suits and related costs and expenses and disbursements, including reasonable legal fees and expenses of whatsoever kind and nature, imposed on, asserted against or incurred by the Seller or the Vessel, in any way relating to or arising out of or alleged to be attributable to, related to or arising out of: (A) any breach of representation or warranty of the Buyer under this Agreement or any breach or non-fulfillment of any covenant, agreement or other obligation of the Buyer as set forth in this Agreement; and (B) any Encumbrances or other losses, claims, damages or liabilities of any kind or nature whatsoever related to the Buyer’s inspection or operation of the Vessel from July 28, 2005 until the Closing Date.

(ii)	The Buyer shall not be liable to the Seller for any consequential damages of any kind or nature whatsoever, including but not limited to loss of profits or revenue, arising from the Buyer’s failure to comply with its obligations hereunder; provided that the Buyer has used its best efforts to comply with its obligations hereunder.

(c) Survival of Indemnities. Not withstanding the termination of this Agreement, the indemnities and hold harmless obligations provided for herein, shall survive the Closing and/or the termination of the Agreement, and shall continue in full force and effect for applicable claims or causes of action until the expiration of the applicable statute of limitations with respect to claims of that type.

Section 5.2 Due Diligence. The Seller shall, and shall cause each of its officers, employees, agents, accountants and counsel to (I) afford the officers, employees, agents, counsel, other representatives of the Buyer full access to the Vessel and its related books and records; and (ii) furnish to the officers, employees, agents, counsel of the Buyer such additional information regarding the Vessel and the transactions contemplated by this Agreement as the Buyer or any of such persons may from time to time reasonably request.

Section 5.3 Usage of Vessel Prior to Closing. The Seller shall not, from the date of this Agreement, use the Vessel except as required by the U.S. Coast Guard or a Governmental Authority or as otherwise agreed with the Buyer, unless this Agreement is terminated.

Section 5.4 Further Cooperation. The Seller shall cooperate with the Buyer in seeking to obtain all approvals required for this Agreement, including cooperating in any application for such approval on behalf of the Buyer, as may be requested by the Buyer. In addition, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transaction contemplated by this Agreement. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party to this Agreement shall use their reasonable best efforts to take all such action.

Section 5.5 Expenses. The Buyer and the Seller shall each pay their own out-of-pocket fees and expenses, including, without limitation, all legal, advisory or other fees and expenses, arising in connection with any transactions contemplated by this Agreement.

Section 5.6 Amendments and Waivers. No Modification, waiver or amendment of this Agreement shall be effective unless such modification, waiver or amendment is in writing and executed by the Parties hereto.

Section 5.7 Notices. Any notice provided for by the terms and condition of this Agreement shall be in writing and shall be deems effective as follows: (a) if delivered personally, upon delivery; (b) if sent by post, upon certified receipt; (c) if sent by a courier service, upon receipt; or (d) if sent by facsimile to have been received by the recipient. Notices shall be addressed to the relevant Party’s signatory at the address of such Party set forth opposite each Party’s name on the signature page hereof (until notice of a change thereof is delivered as provided in this Section 5.11)

Section 5.8 Survival. All agreements, indemnities, covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement and the Closing.

Section 5.9 Severability; Counterparts. In case any provision of or obligation under this Agreement shall be declared invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provision or obligation, or of such provision or obligation in any other jurisdiction shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transaction contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

Section 5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States, the United States General Maritime Law and the substantive law of the State of Louisiana without regard to any laws, rules or regulation concerning conflict of laws that might result in the application of the laws of any other jurisdiction.

Section 5.11 Venue. Any dispute, claim or lawsuit arising out of or relating to this agreement shall be filed in the United States District Court in and for the Eastern District of Louisiana, located in New Orleans, Louisiana.

Section 5.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the Parties hereto and their respective successors and assigns; provided, however, that neither the Buyer nor the Seller shall be permitted to assign its rights under this Agreement without the prior written consent of the other Party, except that either Party may assign its rights and interests under this Agreement to one or more of its subsidiaries without the consent of the other.

Section 5.13 Entire Agreement and Cancellation of Prior Agreements. This Agreement contains the entire agreement between the Parties. All prior proposals, negotiations and agreements prior to the execution of this Agreement are not included in this Agreement and are hereby voided.

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.

Signed for and on behalf of:

C.S. LIFTBOATS, INC. 13933 Pumping Plant Road Abbeville, Louisiana 70510 U.S.A.

/S/ CHESTER J. SMITH
By: Chester J. Smith
Title: President

Signed for and on behalf of:

HERCULES OFFSHORE, LLC. 2929 Briarpark Drive, Suite 435 Houston, Texas 77042

/S/ RANDALL D. STILLEY
By:	Randall D. Stilley
Title:	Authorized Manager

EXHIBIT A

DEFINITIONS

“Additional Parts” has the meaning specified in Section 5.8.

“Agreement” has the meaning specified in the Recitals.

“Bill of Sale” has the meaning specified in Section 1.2(c)(i).

“Buyer” means Hercules Offshore, LLC

“Business Day” means a day on which banks are open for business in Houston, Texas.

“Certificate of Acceptance” has the meaning specified in Section 1.2(e).

“Closing” has the meaning specified in Section 1.2(a).

“Closing Date” has the meaning specified in Section 1.2(a).

“Closing Time” has the meaning specified in Section 1.2(e).

“Deposit” has the meaning specified in Section 1.1(a)(i).

“Governmental Authority” means any local, national or state agency or institution, authority, department, directorate, inspectorate, minister, ministry, municipality, official or public statutory persons of, any judicial body of or the government or legislature of, the United States of America.

“Mortgage” has the meaning specified in Section 1.2(c).

“M/V Joshua” has the meaning specified in the Recitals.

“NVDC” has the meaning specified in Section 1.2(c)(i).

“Party” and “Parties” has the meaning specified in the Recitals.

“Purchase Price” has the meaning specified in Section 1.1.

“Regions Bank” has the meaning specified in Section 1.2(c).

“Seller” means C.S. Liftboats, Inc.

“Taxes” has the meaning specified in Section 1.1.

“Total Loss” has the meaning specified in Section 1.2(d).

“Vessel” has the meaning specified in the Recitals.

A-1

EXHIBIT B

Specifications of the Vessel

Specification:

L.O.A.	133’
Molded Beam:	100’
Molded Depth:	11’
Outside of Towers Beam:	100’
Forward Deck Area	7,600’ Working Area
Leg Length:	260’
Pads:	35 x 17 with % Plating
Leg Diameter:	99” x 1
Deck Load:	400 Short Tons
Working Water Depth:	@180 of water w/ 25’ wave action
Cranes: E.B.I. (Boom Extension Available)	1 ~ 100 ton with 100’ Boom Length
1 ~ 15 ton with 60’ Length
Planetarys - 10 per leg - 5 per slide
Main Engines:	2 ~ 3508 CAT with 5-1 Gear
(2000 HP comb @ 1800 RPM)
Power Pack:	Engine 280 HP at 1800 RPM
Powered by two 40 HP pumps
Generators:	2-3306 CAT Engines
(180 kW each) at 1800 RPM
Air Manifold on Deck:	With 3 outlets
2 Fire Monitors Forward on Port and Starboard Side
2-Drop Pumps:	15 HP each
Forward Working Deck Area	6500
Bow Thruster	150 HP

Capacities:

Water Maker	2,000 Gallons Per Day
Fuel Oil:	10,000 US Gallons
Fresh Water:	29,000 US Gallons
Lube Oil:	1,500 US Gallons
Hydraulic Oil:	2,000 US Gallons

B-1

Accommodations:

Crewmen:	12, Pilot House Level
Charter Co. Personnel:	30 on Focsle Deck

Electronics:

1-Furuno 24 Miles radar installed
1-J.R.C. 24 Mile Color Radar
1-Loud Hailer Intercom with six speakers
2-VHF Marine Radios (one to be battery emergency as per U.S.C.G.)
1-Single Sideband
1-Digital Depth Finder
1-GPS

Classifications:

Vessel is classified — A.B.S. # 100 Al world wide service class liftboat — U.S. Flagged with Al loadline and U.S.C.G approved.

B-2